As filed with the Securities and Exchange Commission on August 8, 2025.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
THE BANCORP, INC.
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	6021 (Primary Standard Industrial Classification Code Number)	23-3016517 (I.R.S. Employer Identification No.)
409 Silverside Road
Wilmington, DE 19809
(302) 385-5000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Damian M. Kozlowski
Chief Executive Officer
The Bancorp, Inc.
409 Silverside Road
Wilmington, DE 19809
(302) 385-5000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Erin E. Martin Rahul K. Patel Morgan, Lewis & Bockius LLP 101 Park Avenue New York, NY 10178 (212) 309-6000	Mark C. Kanaly Kyle G. Healy Matthew S. Strumph Alston & Bird LLP 1201 West Peachtree Street, Suite 4900 Atlanta, Georgia 30309 (404) 881-7000
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED            , 2025
Preliminary Prospectus
$200,000,000     % Senior Notes due 2030

We are offering $200,000,000 aggregate principal amount of    % Senior Notes due 2030 (the “Senior Notes”). The Senior Notes will mature on           , 2030 and bear interest at    % per annum, payable semi-annually in arrears on           and           of each year, commencing           , 2026. The Senior Notes will be redeemable in whole or in part by us on or after the 30th day prior to the maturity date at 100% of the principal amount of the Senior Notes (par), plus accrued and unpaid interest thereon to but excluding the date of redemption. We will provide not less than 10 nor more than 60 calendar days’ notice of the redemption to the registered holders of the Senior Notes. There is no sinking fund for the Senior Notes.
The Senior Notes will be our senior unsecured obligations, will rank equally with all of our other existing and future senior unsecured indebtedness and will be senior to any other indebtedness expressly made subordinate to the Senior Notes.
See “Risk Factors” on page 6 to read about important factors you should consider before buying the Senior Notes. The Senior Notes are not deposits of a bank and are not insured by the United States Federal Deposit Insurance Corporation or any other insurer or government agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
	Per Note	Total
Price to Public(1)		$
Underwriting discount
Proceeds, before expenses, to the Company

(1)
Plus accrued interest, if any, from the original issue date.

The Senior Notes will not be listed on any securities exchange. Currently, there is no public trading market for the Senior Notes.
The underwriters expect to deliver the Senior Notes to purchasers in book-entry form through the facilities of The Depository Trust Company and its direct participants, on or about            , 2025, which will be the     business day following the date of the pricing of the Senior Notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Senior Notes prior to one business day before delivery of the Senior Notes will be required by virtue of the fact that the Senior Notes initially will settle in         business days to specify alternative settlement arrangements to prevent a failed settlement.

Joint Book Running Managers
Piper Sandler	Raymond James
Co-Manager

The date of this prospectus is                 , 2025

Prospectus
Neither we nor the underwriters have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or incorporated by reference herein or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the underwriters take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.
Neither we nor the underwriters will make an offer to sell these securities in any jurisdiction where such offer or sale are not permitted.
You should assume that the information appearing in this prospectus or incorporated by reference herein or any prospectus supplement is accurate as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.
Unless the context otherwise requires, references to “Bancorp,” “TBBK,” the “Company,” “we,” “our” and “us” and similar terms mean The Bancorp, Inc. and its subsidiaries.

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference herein may make statements regarding our outlook for earnings, revenues, expenses, tax rates, capital and liquidity levels and ratios, asset quality levels, financial position and other matters regarding or affecting our current or future business and operations. These statements can be considered as “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve various assumptions, risks and uncertainties which can change over time. Actual results or future events may be different from those anticipated in our forward-looking statements and may not align with historical performance and events. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance upon such statements. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “look,” “intend,” “may,” “outlook,” “estimate,” “continue,” “forecast,” “will,” “should,” “project,” “goal,” and other similar words and expressions. We do not assume any duty to update forward-looking statements, except as required by federal securities laws.
The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:
•
an inconsistent recovery from an extended period of unpredictable economic and growth conditions in the U.S. economy may adversely impact our assets and operating results and result in increases in payment defaults and other credit risks, decreases in the fair value of some assets and increases in our provision for credit losses;

•
weak economic and credit market conditions, either globally, nationally or regionally, may result in a reduction in our capital base, reducing our ability to maintain deposits at current levels;

•
changes in the interest rate environment, particularly in response to inflation, could adversely affect our revenue and expenses and the availability and cost of capital, cash flows and liquidity;

•
volatility in the banking sector (including perception of such conditions) and responsive actions taken by governmental agencies to stabilize the financial system could result in increased regulation or liquidity constraints;

•
operating costs may increase;

•
adverse legislation or governmental or regulatory policies may be promulgated;

•
we may fail to satisfy our regulators with respect to legislative and regulatory requirements;

•
management and other key personnel may leave or change roles without effective replacements;

•
increased competition may reduce our client base or cause us to lose market share;

•
the costs of our interest-bearing liabilities, principally deposits, may increase relative to the interest received on our interest-bearing assets, principally loans, thereby decreasing our net interest income;

•
loan and investment yields may decrease, resulting in a lower net interest margin;

•
geographic concentration could result in our loan portfolio being adversely affected by regional economic factors;

•
the market value of real estate that secures certain of our loans may be adversely affected by economic and market conditions and other conditions outside of our control such as lack of demand, natural disasters, changes in neighborhood values, competitive overbuilding, weather, casualty losses and occupancy rates;

•
cybersecurity risks, including data security breaches, ransomware, malware, “denial of service” attacks and identity theft, could result in disclosure of confidential information, operational interruptions and legal and financial exposure;

•
natural disasters, pandemics, other public health crises, acts of terrorism, geopolitical conflict, including trade disputes and tariffs, sanctions, war or armed conflict, such as the conflicts in the Middle East, or other catastrophic events could disrupt the systems of us or third party service providers and negatively impact general economic conditions;

•
we may not be able to sustain our historical growth rates in our loan, prepaid and debit card and other lines of business;

•
our entry into consumer fintech lending and its future potential impact on our operations and financial condition may result in new operational, legal and financial risks;

•
risks related to actual or threatened litigation;

•
our ability to remediate the material weaknesses in internal control over financial reporting identified, and to subsequently maintain effective internal control over financial reporting;

•
our internal controls and procedures may fail or be circumvented, and our risk management policies may not be adequate; and

•
we may not be able to manage credit risk to desired levels, improve our net interest margin and monitor interest rate sensitivity, manage our real estate exposure to capital levels and maintain flexibility if we achieve asset growth.

The factors identified in this section are not exclusive and are not intended to represent a complete list of all the factors that could adversely affect our business, operating results, financial condition or cash flows. Other factors not presently known to us or that we currently deem immaterial to us may also have an adverse effect on our business, operating results, financial condition or cash flows, and the factors we have identified could affect us to a greater extent than we currently anticipate. Many of the important factors that will determine our future financial performance and financial condition are beyond our ability to control or predict. You are cautioned not to put undue reliance on any forward-looking statements, which speak only as of the date they are made. See “Risk Factors” below and the section entitled “Item 1A — Risk Factors” in Part I of our Annual Report on Form 10-K/A for the year ended December 31, 2024, and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025 and June 30, 2025, which are hereby incorporated by reference into this prospectus, for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. Except as required by applicable law or the rules and regulations of the Securities and Exchange Commission (the “SEC”), we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings and reports with the SEC should be consulted. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995, and all of our forward-looking statements are expressly qualified in their entirety by the cautionary statements contained or referenced in this section.

SUMMARY
The following summary highlights selected information contained elsewhere in this prospectus and the documents incorporated by reference and does not contain all the information you should consider in making your investment decision. You should carefully read this entire prospectus, any free writing prospectus or other offering material and the documents incorporated by reference into this prospectus before making an investment decision. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.” You should give particular consideration to the “Risk Factors” sections of this prospectus, our Annual Report on Form 10-K/A for the year ended December 31, 2024, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025 and June 30, 2025, to determine whether an investment in the Senior Notes is appropriate for you. In addition, certain statements in this “Summary” section include forward-looking information that involves risks and uncertainties. See “Forward-Looking Information.”
Our Company
Overview
We are a Delaware financial holding company and our primary, wholly owned subsidiary is The Bancorp Bank, National Association (the “Bank”). The vast majority of our revenue and income is generated through the Bank. As described more fully below, our business strategy is focused on fintech activities including payments and related deposits and credit sponsorship. We expect our fintech business to generate non-interest income and attract stable, lower cost deposits which we then seek to deploy into lower risk assets in specialized markets through our specialty lending activities.
Our national specialty lending segment includes institutional banking, commercial real estate bridge lending, small business lending and commercial fleet leasing. Our Institutional Banking business line offers securities-backed lines of credit (“SBLOCs”) and insurance policy cash value-backed lines of credit (“IBLOCs”) through affinity groups such as investment advisors. SBLOCs and IBLOCs are collateralized by marketable securities and the cash value of insurance policies, respectively, and are typically offered in conjunction with brokerage accounts. Our Institutional Banking business line also offers financing to investment advisors, made for purposes of debt refinance, acquisition of another firm or internal succession. Additionally, we offer commercial real estate bridge loans (referred to herein as “real estate bridge loans”), the majority of which are collateralized by apartment buildings. We also offer small business loans (“SBLs”) which are comprised primarily of Small Business Administration loans and vehicle fleet leasing and, to a lesser extent, other equipment leasing (“direct lease financing”) to small- and medium-sized businesses. Vehicle fleet and equipment leases consist of commercial vehicles including trucks and special purpose vehicles and equipment. In 2024, we began making consumer fintech loans which consist of short-term extensions of credit including secured credit card loans, fixed term loans, payroll advances and others, made in conjunction with marketers and servicers.
The majority of our deposits and non-interest income are generated in our fintech segment, which consists of consumer transaction accounts accessed by Bank-issued prepaid or debit cards and payment companies that process their clients’ corporate and consumer payments, automated clearing house (“ACH”) accounts, the collection of card payments on behalf of merchants and other payments through the Bank.
The card-accessed deposit accounts are comprised of debit and prepaid card accounts that are generated by companies that market directly to end users. Our card-accessed deposit account types are diverse and include: consumer and business debit, general purpose reloadable prepaid, pre-tax medical spending benefit, payroll, gift, government, corporate incentive, reward, business payment accounts and others. Our ACH accounts facilitate bill payments and our acquiring accounts provide clearing and settlement services for payments made to merchants which must be settled through associations such as Visa or Mastercard.
Consumer transaction account banking services are provided to organizations with a pre-existing customer base tailored to support or complement the services provided by these organizations to their customers, which we refer to as “affinity or private label banking.” These services include loan and deposit accounts for investment advisory companies through our Institutional Banking department. We typically provide these services under the name and through the facilities of each organization with whom we develop a relationship. In 2024, we began offering loans through credit sponsorship with third parties, in our fintech segment.
At June 30, 2025, SBLOC and IBLOC, direct lease financing, SBLs, real estate bridge loans, and consumer fintech loans respectively totaled $1.60 billion, $698.1 million, $1.05 billion, $2.14 billion, and $680.5 million respectively. Our investment portfolio amounted to $1.48 billion at June 30, 2025.
Corporate Information
Our principal executive offices are located at 409 Silverside Road, Wilmington, Delaware 19809 and our telephone number is (302) 385-5000. Our website is www.thebancorp.com and the information on our website is not a part of, and is not incorporated into, this prospectus.

THE OFFERING
The following description contains basic information about the Senior Notes and this offering. This description is not complete and does not contain all of the information that you should consider before investing in the Senior Notes. For a more complete understanding of the Senior Notes, you should read the section of this prospectus entitled “Description of the Senior Notes”.
Issuer
The Bancorp, Inc.
Securities Offered
    % Senior Notes due 2030
Aggregate Principal Amount
$
Maturity Date
          , 2030, unless redeemed prior to maturity.
Interest Rate
    % annually.
Interest Payment Dates
Each       and      , commencing          , 2026
Record Dates
Each        and       .
Form
Fully-registered global notes in book-entry form
Denominations
Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
Further Issuance
The Senior Notes will be limited initially to $      in aggregate principal amount. The Company may, however, “reopen” the Senior Notes and issue an unlimited principal amount of additional Senior Notes in the future without the consent of the holders.
Use of Proceeds
We estimate that the net proceeds from the sale of the Senior Notes offered hereby, after deducting the underwriting discounts and certain offering expenses, will be approximately $      million. We intend to use the net proceeds from the sale of the Senior Notes to (i) redeem or repay at maturity all $100.0 million outstanding aggregate principal amount of our 4.75% Senior Notes due August 15, 2025 (the “2025 Notes”), including to pay any applicable redemption premium, (ii) fund our share repurchase program, and (iii) for general corporate purposes, which may include capital to support the growth of the Bank.
Optional Redemption
The Senior Notes will be redeemable in whole or in part by us on or after the 30th day prior to the maturity date at 100% of the principal amount of the Senior Notes (par), plus accrued and unpaid interest thereon to but excluding the date of redemption. We will provide not less than 10 nor more than 60 calendar days’ notice of redemption to the registered holders of the Senior Notes.
Risk Factors
Investing in the Senior Notes involves certain risks. See page 6.
Ranking
The Senior Notes are our direct, unsecured and unsubordinated obligations and rank equal in priority with all of our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness.

RISK FACTORS
Investing in the Senior Notes involves various risks. You should carefully consider the risks and uncertainties described below and in our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2024, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025 and June 30, 2025, and the other information included and incorporated by reference in this prospectus before deciding whether to purchase the Senior Notes. Our future business, results of operations, financial condition, capital levels, liquidity and cash flows could be materially and adversely affected by any of these risks. These risks are not the only risks that we face. Our business operations could also be affected by additional factors that are not presently known to us or that we currently consider to be immaterial to our operations. See also the discussion under the heading “Forward-Looking Information.” For purposes of this section, references to “Bancorp,” the “Company,” “we,” “us” or “our” include only The Bancorp, Inc. and not any of its subsidiaries. The Indenture referred to below is described in “Description of the Senior Notes.”
Risks Related to this Offering and to the Senior Notes
The Senior Notes will be our obligations and not obligations of our subsidiaries and will be structurally subordinated to the debt of our subsidiaries, which will not guarantee the Senior Notes.
We are a holding company and depend on our subsidiary bank for funds to pay principal and interest on the Senior Notes. The Senior Notes are the exclusive obligation of the Company and are not guaranteed by our subsidiary or by any subsidiary we may acquire or create in the future. The Senior Notes will not be secured by any of our or our subsidiaries assets. As a result, the Senior Notes will be structurally subordinated to all existing and future liabilities of our subsidiary, or any future subsidiaries, owed to third parties, including the bank deposits of our subsidiary bank. Therefore, our rights and the rights of our creditors, including holders of the Senior Notes, to participate in the assets of our subsidiaries in the event a subsidiary is liquidated or reorganized are subject to the prior claims of such subsidiary’s other creditors. As a result, all indebtedness and other liabilities of our subsidiaries owed to third parties, whether secured or unsecured, must be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation, insolvency, bankruptcy, receivership or similar event affecting our subsidiaries, to us in order for us to meet our obligations with respect to the Senior Notes.
As of June 30, 2025, our total liabilities (including deposits) were approximately $7.98 billion. We will incur additional deposits, indebtedness and liabilities without restriction under the Indenture governing the Senior Notes, all of which will be structurally senior to the Senior Notes.
We are a legal entity separate and distinct from our banking subsidiary and will rely on such subsidiary to provide funds to pay the Senior Notes.
Our principal source of cash, including to pay principal and interest on our indebtedness, is dividends from the Bank. There are various statutory, regulatory and other limitations on the extent to which the Bank can supply funds to us by dividend or otherwise. Although we maintain cash positions for liquidity at the holding company level, if the Bank was unable to pay dividends to us, over time, we could be unable to pay principal and interest to holders of the Senior Notes. Contractual or other restrictions may also limit our subsidiary’s ability to pay dividends or make distributions, loans or advances to us. For these reasons, we may not have access to any assets or cash flow of our subsidiary to make payments on the Senior Notes.
Because we are a holding company, our rights and the rights of our creditors, including the holders of the Senior Notes, to participate in the assets of our subsidiary, or any future subsidiaries, during their liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors unless we ourselves are a creditor with recognized claims against the subsidiary. Any capital loans that we make to our banking subsidiary would be subordinate in right of payment to deposits and to other indebtedness of the banking subsidiary. Claims from creditors (other than us) against the subsidiary may include long-term and medium-term debt and substantial obligations related to deposit liabilities, federal funds purchased, securities sold under repurchase agreements, and other short-term borrowings. The Senior Notes are not obligations of, nor guaranteed by, our subsidiary and our subsidiary has no obligation to pay any amounts due on the Senior Notes. The Indenture relating to the Senior Notes does not limit the ability of our subsidiary to issue or incur additional debt.

At June 30, 2025, the Bank could legally pay up to $134.6 million in dividends to us without prior approval by its regulators. See “Business — Regulation and Supervision — Federal Regulation — Limitations on Bank Dividends” and “Risk Factors — The Bank’s ability to pay dividends is subject to regulatory limitations which, to the extent we require such dividends in the future, may affect our ability to pay our obligations and pay dividends” in our Annual Report on Form 10-K/A for the year ended December 31, 2024 for a discussion of regulatory and other restrictions on dividend declarations.
The Indenture governing the Senior Notes has limited covenants, which may not protect your investment.
Neither we nor any of our subsidiaries are restricted from incurring additional debt or other liabilities, including additional senior debt, under the Indenture pursuant to which we will issue the Senior Notes. If we incur additional debt or liabilities, our ability to pay our obligations on the Senior Notes could be adversely affected. We expect to incur, from time to time, additional debt and other liabilities. In addition, we are not restricted under the Indenture from granting security interests over our assets, except to the extent described under “Description of the Senior Notes — Consolidation, Merger, Conveyance or Transfer of Assets” and “— Certain Covenants” in this prospectus, or from paying dividends or issuing or repurchasing our securities.
In addition, there are no financial covenants in the Indenture. You are not protected under the Indenture in the event of a highly leveraged transaction, reorganization, a default under our existing indebtedness, restructuring, merger or similar transaction that may adversely affect you, except to the extent described under “Description of the Senior Notes — Consolidation, Merger, Conveyance or Transfer of Assets” and “— Certain Covenants” included in this prospectus. Other debt we issue or incur in the future could contain more protections for its holders than the Indenture and the Senior Notes, including additional covenants and events of default. The issuance or incurrence of any such debt with incremental protections could affect the market for and trading levels and prices of the Senior Notes.
If an active and liquid trading market for the Senior Notes does not develop or does not continue, the market price of the Senior Notes may decline and you may be unable to sell your Senior Notes.
The Senior Notes are a new issue of securities for which there is currently no public market. We do not intend to list the Senior Notes on any national securities exchange or include the Senior Notes in any automated quotation system. An active trading market may not develop or be maintained for the Senior Notes. Although the underwriters have indicated that they intend to make a secondary market in the Senior Notes, they are not obligated to do so and may, in their sole discretion without notice, discontinue market making activities at any time, which could negatively impact your ability to sell the Senior Notes or the prevailing market price at the time you choose to sell. Even if a trading market for the Senior Notes develops, the market may be limited and illiquid. The liquidity of a trading market in the Senior Notes, if any, and the future trading prices of the Senior Notes will depend on many factors, including the prevailing interest rates, the market for similar securities, general economic conditions and our financial condition, liquidity, creditworthiness, performance and prospects, including whether we have missed any interest payments or are restricted from paying interest on the Senior Notes by our regulators. If an active trading market does not develop or does not continue, you may be unable to resell your Senior Notes or may only be able to sell them at a substantial discount from your purchase price.
General market conditions and unpredictable factors could adversely affect market prices for the Senior Notes.
If you purchase Senior Notes, the Senior Notes may subsequently trade at a discount to the price that you paid for them. Several factors, many of which are beyond our control, may influence the market price of the Senior Notes, including, but not limited to:
•
the aggregate amount of Senior Notes outstanding;

•
the level of liquidity of the Senior Notes;

•
the time remaining to maturity of the Senior Notes;

•
whether interest payments have been made and are likely to be made on the Senior Notes from time to time;

•
our creditworthiness, financial condition, liquidity, performance and prospects;

•
changes in United States interest rates;

•
whether the ratings on the Senior Notes provided by any ratings agency have changed;

•
the market for similar securities;

•
the prevailing interest rates being paid by other companies similar to us;

•
the level, direction and volatility of market interest rates generally, and inflation and inflation expectations generally; and

•
the overall condition of the financial markets.

As these factors are interrelated in complex ways, the effect of any one factor may be offset, in whole or in part, or magnified by the effect of another factor. For example, an improvement in our credit rating could be offset by increases in interest rates. The condition of the financial markets and prevailing interest rates have fluctuated significantly in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the market price of the Senior Notes.
Our credit rating may not reflect all risks of an investment in the Senior Notes.
Any credit rating assigned to the Senior Notes will be limited in scope and does not address or reflect all material risks relating to an investment in the Senior Notes, but rather reflects only the view of the rating agency at the time it issues the rating. In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. Credit rating agencies also evaluate the financial services industry as a whole and may change their credit rating for us and our securities, including the Senior Notes, based on their overall view of our industry. Accordingly, there can be no assurance that a credit rating will remain in effect for any given period of time or that a rating will not be put on watch with negative implications, lowered, suspended or withdrawn entirely by the applicable rating agency if, in such rating agency’s judgment, circumstances so warrant. Credit ratings are not a recommendation to buy, sell or hold any securities, including the Senior Notes, and may be revised or withdrawn at any time by the credit rating organization in its sole discretion. A downgrade, withdrawal or the announcement of a possible downgrade or withdrawal in a rating assigned to, or a “watch” or similar action with respect to, the Senior Notes, us or our other securities, or any perceived decrease in our creditworthiness could cause the trading price of our securities to decline significantly, impact access to capital markets and/or increase the cost of debt, thereby adversely affecting liquidity and financial conditions. Conversely, because your return on the Senior Notes depends upon factors in addition to our ability to pay our obligations, an improvement in our credit rating will not necessarily reduce the other investment risks related to the Senior Notes.
The Senior Notes are not deposits and will not be insured or guaranteed by the FDIC.
The Senior Notes will not be bank deposits and will not be insured or guaranteed by the FDIC or any other governmental agency.

USE OF PROCEEDS
We estimate that the net proceeds from the sale of the Senior Notes offered hereby, after deducting the underwriting discounts and certain offering expenses, will be approximately $         million. We intend to use the net proceeds from the sale of the Senior Notes (i) redeem or repay at maturity all $100.0 million outstanding aggregate principal amount of our 2025 Notes, including to pay any applicable redemption premium, (ii) fund our share repurchase program, and (iii) for general corporate purposes, which may include capital to support the growth of the Bank.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2025:
•
on an actual basis; and

•
on an as-adjusted basis to reflect the issuance and sale of the Senior Notes, after deducting the underwriting discounts and certain estimated offering expenses payable by us, and the repayment at maturity of all of the outstanding 2025 Notes.

The following information should be read in conjunction with our consolidated financial statements and related notes and our “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in our Form 10-Q for the quarter ended June 30, 2025, filed with the SEC on August 8, 2025, and incorporated by reference in this prospectus. For more details on how you can obtain our SEC reports and other information, you should read the section of this prospectus entitled “Where You Can Find More Information.”
	As of June 30, 2025
	Actual	As adjusted
	(dollars in thousands)
Total Cash and cash equivalents	$340,265	$439,874
Senior debt(1)	$96,391	$—
Subordinated debentures	13,401	13,401
Long-term borrowings(2)	13,898	13,898
Notes offered hereby, net of debt issuance costs	—	196,000
Total borrowed funds	123,690	223,299
Shareholders’ equity
Common stock – authorized, 75,000,000 shares of $1.00 par value; 48,104,006 and 46,262,932 shares issued and outstanding, respectively, at June 30, 2025	48,104	48,104
Treasury stock at cost, 1,841,074 shares at June 30, 2025	(98,204)	(98,204)
Additional paid-in capital	12,608	12,608
Retained earnings	896,149	896,149
Accumulated other comprehensive income	1,609	1,609
Total shareholders’ equity	$860,266	$860,266
Total capitalization	$983,956	$1,083,565

(1)
On August 13, 2020, the Company issued $100,000,000 in senior unsecured indebtedness, of which $3,579,000 was repurchased by the Company prior to June 30, 2025. Unamortized debt issuance costs total $30,000.

(2)
Long term borrowings at June 30, 2025 consisted of sold loans which were accounted for as a secured borrowing because they did not qualify for true sale accounting.

DESCRIPTION OF THE SENIOR NOTES
The Senior Notes offered by this prospectus will be issued by Bancorp under an indenture dated as of August 13, 2020 (the “Base Indenture”), as supplemented by a second supplemental indenture to be dated as of       , 2025, between us and Wilmington Trust, National Association, as trustee (the “Trustee”). We refer to the Base Indenture, together with the second supplemental indenture, as the “Indenture.” The following description of the Senior Notes and the Indenture may not be complete and is subject to and qualified in its entirety by reference to all of the provisions of the Senior Notes and the Indenture. Wherever we refer to particular sections or defined terms of the Indenture, it is our intent that those sections or defined terms will be incorporated by reference in this prospectus. We urge you to read these documents because they, and not this description, define your rights as a holder of the Senior Notes. For purposes of this section, references to “Bancorp,” the “Company,” “we,” “us” or “our” include only The Bancorp, Inc. and not any of its subsidiaries.
General
The Senior Notes issued in this offering initially will be limited to $      principal amount. The Senior Notes will mature on      , 2030. The Senior Notes will not be subject to repayment at the option of the holder at any time prior to maturity and will not be entitled to any sinking fund. The Senior Notes are not convertible into, or exchangeable for, equity securities of Bancorp. The Senior Notes will be issued in fully registered book-entry form without coupons and in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. We do not intend to apply for the listing of the Senior Notes on any securities exchange.
The Senior Notes will be unsecured and unsubordinated and will rank equally in priority among themselves and with all of our other existing and future unsecured and unsubordinated indebtedness, and senior in right of payment to all of our existing and future subordinated indebtedness. On August 13, 2020, the Company issued $100,000,000 in senior unsecured indebtedness, of which $3,579,000 was repurchased by the Company prior to June 30, 2025. Unamortized debt issuance costs total $30,000. As of June 30, 2025, the repurchased amount has not been tendered for cancellation. Bancorp may from time to time, without notice or consent of the holders of the Senior Notes, incur additional secured or unsecured senior indebtedness ranking equally with the Senior Notes, as well as additional subordinated indebtedness ranking junior to the Senior Notes.
The Senior Notes will be our exclusive obligation and not the obligations of our subsidiaries. Our subsidiaries are separate and distinct legal entities. The Senior Notes will not be guaranteed by any of our subsidiaries. Our subsidiaries may, without notice or consent of the holders of the Senior Notes, incur additional debt or liabilities in the future, all of which would rank structurally senior to the Senior Notes.
The Senior Notes will be subject to defeasance under the conditions described below in “— Discharge, Defeasance and Covenant Defeasance.”
The Senior Notes are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation, the Federal Reserve or any other governmental agency or instrumentality.
We may, without the consent of the holders of the Senior Notes, increase the aggregate principal amount of the Senior Notes by issuing additional Senior Notes in the future with the same terms and conditions, except for any differences in the issue date, the issue price and the initial interest payment date, and with the same CUSIP number as the Senior Notes offered by this prospectus; provided that if any additional Senior Notes are not fungible with the Senior Notes offered by this prospectus for U.S. federal income tax purposes, such additional Senior Notes will be issued under a separate CUSIP number. The Senior Notes offered by this prospectus and any additional Senior Notes would rank equally and ratably and would be treated as a single series for all purposes under the Indenture.
The Indenture contains no financial covenants and, subject to certain limited exceptions, does not restrict us from paying dividends, selling assets, making investments or issuing or repurchasing or redeeming other securities, and does not contain any provision that would provide protection to the holders of the Senior Notes against a sudden and dramatic decline in credit quality resulting from a merger, takeover, recapitalization or similar restructuring or any other event involving us or our subsidiaries that may adversely affect our credit quality, except to the extent described under “Description of the Senior Notes —  Consolidation, Merger, Conveyance or Transfer of Assets” and “— Certain Covenants” included in this prospectus. No recourse will be available for the payment of principal of, or interest on, any Senior Note, for any claim based thereon, or otherwise in respect thereof, against any shareholder, employee, officer or director, as such past, present or future, of Bancorp or any successor entity.
Payments of principal and interest to owners of the book-entry interests described below are expected to be made in accordance with the procedures of The Depository Trust Company (“DTC”).
Interest
The Senior Notes will bear interest at the rate of      % per annum. Interest on the Senior Notes will accrue from and including      , 2025 and will be payable semi-annually in arrears on and of each year (each an “interest payment date”), commencing on      , 2026. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.
Interest on the Senior Notes will accrue from and including      , 2025 to, but excluding, the first interest payment date and then from, and including, the immediately preceding interest payment date to which interest has been paid or duly provided for to, but excluding, the next interest payment date or the maturity date, as the case may be. Each of these periods is referred to as an “interest period” for the Senior Notes. If an interest payment date or the maturity date for the Senior Notes falls on a day that is not a business day, Bancorp will postpone the interest payment or the payment of principal and interest at maturity to the next succeeding business day, but the payments made on such dates will be treated as being made on the date that the payment was first due and the holders of the Senior Notes will not be entitled to any further interest or other payments with respect to such postponements.
When we use the term “business day”, we mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a federal holiday or any day on which banking institutions or trust companies in a place of payment for the Senior Notes are authorized or obligated by law, regulation or executive order to remain closed. The interest payable on the Senior Notes on any interest payment date, subject to certain exceptions, will be paid to the person in whose name the Senior Notes are registered at the close of business on      and      , whether or not a business day, immediately preceding the interest payment date.
However, interest that Bancorp pays on the maturity date will be paid to the person to whom the principal will be payable. Interest will be payable by wire transfer in immediately available funds in U.S. dollars to DTC in the event the Senior Notes are represented by global notes or at the office of the paying agent for the Senior Notes or, at Bancorp’s option in the event the Senior Notes are not represented by global notes (as described below), by check mailed to the address of the person specified for payment in the preceding sentences.
Ranking
The Senior Notes will be unsecured and unsubordinated and will rank equally in priority among themselves and with all of our other existing and future unsecured and unsubordinated indebtedness, and senior in right of payment to all of our existing and future subordinated indebtedness. The Senior Notes will be effectively subordinated to our existing and future secured indebtedness, to the extent of the value of the collateral securing such indebtedness, and structurally subordinated to the existing and future indebtedness of our subsidiaries. Because we are a holding company, our right to participate in any distribution of the assets of our banking or non-banking subsidiaries, upon a subsidiary’s dissolution, winding-up, liquidation or reorganization or otherwise, and thus the ability of a holder of Senior Notes to benefit indirectly from such distribution, is subject to prior claims of creditors of any such subsidiary, except to the extent that we may be a creditor of that subsidiary and our claims are recognized. Claims on our subsidiaries by creditors other than us may include claims with respect to long-term debt and substantial obligations with respect to deposit liabilities, federal funds purchased, securities sold under repurchase agreements, other short-term borrowings and various other financial obligations. There are legal limitations on the extent to which some of our subsidiaries, including the Bank, may extend credit, pay dividends or otherwise supply funds to, or engage in transactions with, us or some of our other subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on the Senior Notes or to provide us with funds to pay our obligations on the Senior Notes, whether by dividends, distributions, loans or other payments. Our subsidiaries may, without notice or consent of the holders of the Senior Notes, incur additional debt and liabilities in the future, all of which would rank structurally senior to the Senior Notes. As of June 30, 2025, our subsidiaries’ total liabilities (including deposits) were approximately $7.88 billion. All of such debt would rank structurally senior to the Senior Notes in case of liquidation or otherwise.
Optional Redemption
The Senior Notes will be redeemable in whole or in part by us on or after the 30th day prior to the maturity date at 100% of the principal amount of the Senior Notes (par), plus accrued and unpaid interest thereon to but excluding the date of redemption. We will provide not less than 10 nor more than 60 calendar days’ notice of the redemption to the registered holders of the Senior Notes. Other than as set forth in this paragraph, the Senior Notes are not redeemable prior to maturity.
Consolidation, Merger, Conveyance or Transfer of Assets
We may consolidate with, or sell, lease or otherwise transfer all or substantially all of our assets to, or merge with or into, any other corporation, trust or other entity, provided that:
•
we are the survivor in the merger, or the survivor, if not us, (1) is a person organized and validly existing under the laws of the United States, any state of the United States or the District of Columbia and (2) expressly assumes by supplemental indenture the due and punctual payment of the principal of and any premium and interest on all of the outstanding Senior Notes and the performance or observance of all of the covenants and conditions to be performed by us contained in the Indenture;

•
immediately after giving effect to the transaction and treating any indebtedness that becomes an obligation of ours or one of our subsidiaries as a result of the transaction as having been incurred by us or the subsidiary at the time of the transaction, no Event of Default (as defined below) under the Indenture, and no event which, after notice or the lapse of time, or both, would become an Event of Default, shall have occurred and be continuing;

•
if, as a result of the transaction, our property or assets would be subject to a mortgage, pledge, lien, security interest or other encumbrance that would not be permitted under the Indenture, we or such successor person, as the case may be, shall take steps to secure the Senior Notes equally and ratably with (or prior to) all indebtedness secured in the transaction; and

•
we deliver to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or transfer of our properties and assets complies with the Indenture and that all conditions precedent to such consolidation, merger or transfer of properties and assets (and the execution of such supplemental indenture, if any) have been complied with.

Upon any such consolidation, merger, or sale, the successor corporation formed, or into which we are merged or to which we are sold, shall succeed to, and be substituted for, us under the Indenture and the Senior Notes.
This covenant would not apply to any recapitalization transaction, change of control of us or a transaction in which we incur a large amount of additional debt unless the transactions or change of control included a merger or consolidation or transfer of all or substantially all of our properties and assets. There are no covenants or other provisions in the Indenture providing for a put or increased interest or that would otherwise afford holders of the Senior Notes additional protection in the event of a recapitalization transaction, a change of control of us or a transaction in which we incur or acquire a large amount of additional debt.
Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a person.

Certain Covenants
Sale or Issuance of Capital Stock in Principal Subsidiary Bank.   We will not be permitted, pursuant to the covenants in the Indenture, directly or indirectly, to do any of the following:
•
sell, assign, pledge, transfer, or otherwise dispose of, or permit to be issued, any shares of capital stock of a principal subsidiary bank or any securities convertible into or rights to subscribe to such capital stock, unless, after giving effect to that transaction and the shares to be issued upon conversion of such securities or exercise of such rights into that capital stock, we will own, directly or indirectly, at least 80% of the outstanding shares of each class of capital stock of that principal subsidiary bank; or

•
pay any dividend in capital stock of a principal subsidiary bank or make any other distribution in capital stock of a principal subsidiary bank, unless the principal subsidiary bank to which the transaction relates, after obtaining any necessary regulatory approvals, unconditionally guarantees payment of the principal and any premium and interest on the Senior Notes.

The term “principal subsidiary bank” means any subsidiary bank or trust company, the consolidated assets of which constitute 50% or more of our consolidated assets. As of the date of this prospectus, our only principal subsidiary bank is the Bank. The Indenture does not restrict the ability of the principal subsidiary bank to sell or dispose of assets.
The foregoing covenant in the Indenture, however, does not prohibit any of the following:
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any dispositions or dividends made by us or any principal subsidiary bank acting in a fiduciary capacity for any person or entity other than us or any principal subsidiary bank or to us or any of our wholly-owned subsidiaries;

•
the merger or consolidation of a principal subsidiary bank with and into another principal subsidiary bank;

•
the sale, assignment, pledge, transfer or other disposition of shares of voting stock of a principal subsidiary bank made by us or any subsidiary where:

•
the sale, assignment, pledge, transfer or other disposition is made, in the minimum amount required by law, to any person for the purpose of the qualification of such person to serve as a director;

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the sale, assignment, pledge, transfer or other disposition is made in compliance with an order of a court or regulatory authority of competent jurisdiction or as a condition imposed by any such court or regulatory authority to the acquisition by us or any principal subsidiary bank, directly or indirectly, of any other corporation, trust or other entity;

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the sale, assignment, pledge, transfer or other disposition of voting stock or any other securities convertible into or rights to subscribe to voting stock of a principal subsidiary bank, so long as:

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any such transaction is made for fair value as determined by our board of directors or the board of directors of the principal subsidiary bank disposing of such voting stock or other securities or rights; and

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after giving effect to such transaction and to any potential dilution, we and our directly or indirectly wholly-owned subsidiaries will own, directly or indirectly, at least 80% of the voting stock of such principal subsidiary bank;

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any principal subsidiary banks selling additional shares of voting stock to its stockholders at any price, so long as immediately after such sale, we own, directly or indirectly, at least as great a percentage of the voting stock of such principal subsidiary bank as we owned prior to such sale of additional shares; or

•
a pledge made or a lien created to secure loans or other extensions of credit by a principal subsidiary bank subject to Section 23A of the Federal Reserve Act.

Waiver of Certain Covenants.   We may choose not to comply with any term, provision or condition of certain covenants contained in the Indenture, or with certain other terms, provisions or conditions with respect to the Senior Notes (except any such term, provision or condition which could not be amended without the consent of all holders of the Senior Notes), if before the time for compliance with the covenant, term, provision or condition, the holders of at least a majority in aggregate principal amount of the outstanding Senior Notes either waive compliance in that instance or generally waive compliance with that covenant, provision or condition. No such waiver shall extend to or affect such covenant, provision or condition except to the extent so expressly waived. Until the waiver has become effective, our obligations in respect of the term, provision, or condition will remain in full force and effect.
Events of Default; Notice and Waiver
Each of the following “Events of Default” set forth in the Indenture will be applicable to the Senior Notes:
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we fail for 90 days to pay any installment of interest payable on the Senior Notes;

•
we fail to pay the principal of (or premium, if any, on) the Senior Notes when due;

•
we default in the performance of or breach any other covenant or agreement we made in the Indenture with respect to the Senior Notes which default or breach has continued for 90 days after written notice provided to us as provided for in accordance with the Indenture by the Trustee or as provided to us and the Trustee by the holders of at least 30% in aggregate principal amount of the outstanding Senior Notes;

•
we default under a bond, debenture, note or other evidence of indebtedness for money borrowed by us that has a principal amount outstanding that is more than $25 million (other than non-recourse indebtedness) under the terms of the instrument under which the indebtedness is issued or secured, which default has caused the indebtedness to become due and payable earlier than it would otherwise have become due and payable, and the acceleration has not been rescinded or annulled, or the indebtedness has not been discharged, or there has not been deposited in trust enough money to discharge the indebtedness, within 30 days after written notice was provided to us by the Trustee or to us and the Trustee by the holders of at least 30% in aggregate principal amount of the outstanding Senior Notes in accordance with the Indenture; or

•
certain events of bankruptcy, insolvency or reorganization of us or by our principal subsidiary bank occur.

If there is a continuing Event of Default under the Indenture with respect to the Senior Notes, then the Trustee or the holders of not less than 30% of the total aggregate principal amount of the outstanding Senior Notes may declare immediately due and payable the principal amount of the Senior Notes.
If an Event of Default occurs as a result of our bankruptcy, insolvency or reorganization, the principal amount of the Senior Notes shall become immediately due and payable automatically, and without any declaration or other action on the part of the Trustee or any holder.
However, at any time after a declaration of acceleration with respect to the Senior Notes has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding Senior Notes may rescind and annul such declaration and its consequences if:
•
we deposit with the Trustee all required payments of the principal of, and interest on, the Senior Notes (and, to the extent lawful, interest on overdue installments of interest) plus certain fees, expenses, disbursements and advances of the Trustee; and

•
all Events of Default, other than the non-payment of accelerated principal of the Senior Notes, have been cured or waived as provided in the Indenture.

The Indenture also provides that the holders of not less than a majority in aggregate principal amount of the outstanding Senior Notes may waive any existing default with respect to the Senior Notes and its consequences, except a default consisting of:

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our failure to pay the principal of (or premium, if any) or interest on the Senior Notes; or

•
a default relating to a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the holders of each outstanding Senior Note.

The Trustee is generally required to give notice to the holders of the Senior Notes of a default of which a responsible officer of the Trustee has actual knowledge under the Indenture unless the default has been cured or waived.
The Indenture provides that no holder of the Senior Notes may institute a proceeding with respect to the Indenture or for any remedy under the Indenture, unless:
•
such holder has previously given notice to the Trustee of an Event of Default and the Trustee fails to act for 60 days after it has received a written request to institute proceedings in respect of an Event of Default from the holders of not less than 30% in aggregate principal amount of the outstanding Senior Notes, as well as an offer of indemnity or security satisfactory to the Trustee; and

•
no direction inconsistent with such written request has been given to the Trustee during that 60-day period by the holders of a majority in aggregate principal amount of the outstanding Senior Notes.

The Trustee is not under an obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holders of the Senior Notes, unless the holders of the Senior Notes have offered to the Trustee security or indemnity satisfactory to the Trustee. Subject to these provisions for the indemnification of the Trustee and certain other limitations, the holders of a majority in aggregate principal amount of the outstanding Senior Notes will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture or which may involve the Trustee in personal liability.
Within 120 days after the close of each fiscal year, we must deliver to the Trustee an officers’ certificate, signed by two of several specified officers, stating such officers’ knowledge of our compliance with all the conditions and covenants under the Indenture and, in the event of any non-compliance, specifying such non-compliance and the nature and status of the non-compliance.
Modification of the Indenture
Except as otherwise provided below, modification and amendment of the Indenture as applicable to the Senior Notes may be made only with the consent of the holders of a majority in aggregate principal amount of the outstanding Senior Notes. However, no modification or amendment may, without the consent of each holder affected thereby, do any of the following:
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change the stated maturity or due date of the principal of, or interest payable on, the Senior Notes or change any place of payment where, or the coin or currency in which, the Senior Notes or any principal, premium and interest thereon is payable;

•
reduce the principal amount of, or the rate or amount of interest on, the Senior Notes;

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change the ranking or priority of the Senior Notes that would adversely affect the holders of the Senior Notes;

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impair the right to institute suit for the enforcement of any payment on, or with respect to, the Senior Notes;

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reduce the percentage of the holders of the Senior Notes necessary to modify or amend the Indenture, or to waive compliance with certain provisions thereof or certain defaults and consequences thereunder; or

•
modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants with respect to the Senior Notes, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of each of the holders of the Senior Notes.

We and the Trustee may modify or amend the Indenture as applicable to the Senior Notes, without the consent of any holder of the Senior Notes, for any of the following purposes:
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to cure any ambiguity, omission, defect or inconsistency in the Indenture, or to make any other provisions with respect to matters or questions arising under the Indenture;

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to evidence the succession of another person to us as obligor under the Indenture;

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to add to the covenants for the benefit of the holders of the Senior Notes or to surrender any right or power conferred upon us in the Indenture;

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to add additional events of default for the benefit of the holders of the Senior Notes;

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to add or change any provisions of the Indenture to the extent necessary to permit or facilitate the issuance of Senior Notes in definitive form, or to permit or facilitate the issuance of Senior Notes in uncertificated form;

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to add, change or eliminate any provisions of the Indenture, provided that any such addition, change or elimination shall:

•
neither (a) apply to any Senior Note created prior to the execution of the supplemental indenture effectuating such addition, change or elimination and entitled to the benefit of such provision, nor (b) modify the rights of the holder of such Senior Note with respect to such provision; or

•
become effective only when there are no Senior Notes outstanding under the Indenture;

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to secure the Senior Notes;

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to establish the form or terms of the Senior Notes;

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to qualify or maintain the qualification of the Indenture under the Trust Indenture Act;

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to evidence and provide for the acceptance or appointment of a successor trustee with respect to the Senior Notes or facilitate the administration of the trusts under the Indenture by more than one trustee;

•
amend the provisions of the Indenture relating to the transfer and legending of the Senior Notes, so long as compliance with the Indenture as amended would not result in Senior Notes being transferred in violation of the Securities Act of 1933 (the “Securities Act”) or any other applicable securities law and such amendment does not materially and adversely affect the rights of holders to transfer the Senior Notes; or

•
to make any other change to the Indenture that does not adversely affect the interests of the holders of the Senior Notes in any material respect.

Discharge, Defeasance and Covenant Defeasance
Under the Indenture, we may discharge the Indenture (except as to certain surviving rights) with respect to the Senior Notes that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year. We can discharge these obligations by irrevocably depositing with the Trustee funds in United States dollars in an amount sufficient to pay the entire indebtedness on the Senior Notes, including the principal of and interest payable on the Senior Notes to the date of the deposit, if the Senior Notes have become due and payable, or to the maturity date, if the Senior Notes have not yet become due and payable and satisfying certain other conditions.
We may also elect either of the following:
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to be defeased and discharged from any and all obligations with respect to the Senior Notes (“legal defeasance”), except certain obligations, including but not limited to:

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to register the transfer or exchange of the Senior Notes;

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to replace temporary or mutilated, destroyed, lost or stolen Senior Note;

•
to maintain an office or agency for the Senior Notes; and

•
to hold moneys for payment in trust;

•
to indemnify the Trustee; or

•
to be defeased and discharged from certain of our obligations described under Section 12.03 of the Base Indenture (“covenant defeasance”).

If we elect a covenant defeasance with respect to the Senior Notes, any failure to comply with the obligations imposed on us by the defeased covenants will not constitute a default or an Event of Default with respect to the Senior Notes. However, to make either election, we must irrevocably deposit with the Trustee, in trust, an amount, in United States dollars, in United States government obligations or both, that will provide sufficient funds to pay the principal of and interest on the Senior Notes on the relevant scheduled due dates.
We may defease and discharge our obligations as described in the preceding paragraphs only if, among other things:
•
we have delivered to the Trustee an opinion of counsel to the effect that the holders of the Senior Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of the legal defeasance or covenant defeasance described in the previous paragraphs and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the legal defeasance or covenant defeasance, as applicable, had not occurred. In the case of legal defeasance, the opinion of counsel must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax laws occurring after the date of the Base Indenture;

•
we have delivered to the Trustee an opinion of counsel to the effect that, after the 120th day following the deposit or, if longer, after the expiration of the longest preference period applicable to us under federal or state law in respect of such deposit, the trust funds deposited with the Trustee to pay the principal of and interest on the Senior Notes on the relevant scheduled due dates will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

•
any such legal defeasance or covenant defeasance, as the case may be, does not result in, or constitute, a breach or violation of the Indenture or any other material agreement which we are a party to or obligated under; and

•
subject to certain limited exceptions, no Event of Default, or event that with notice or lapse of time or both will be an Event of Default, has occurred and is continuing with respect to the Senior Notes.

Same-Day Settlement and Payment
Initial settlement for the Senior Notes will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.
Trustee
Wilmington Trust, National Association will act as Trustee, Security Registrar, and Paying Agent for the Senior Notes. From time to time, we and our subsidiaries may maintain deposit accounts and conduct other banking transactions, including lending transactions, with the Trustee in the ordinary course of business. Upon the occurrence of an Event of Default or a default under the Senior Notes, or upon the occurrence of a default under another indenture under which Wilmington Trust, National Association may serve as trustee in the future, the Trustee may be deemed to have a conflicting interest for purposes of the Trust Indenture Act and, accordingly, may be required to resign as Trustee under the Indenture. In that event, we would be required to appoint a successor trustee for the Senior Notes.
Except as otherwise expressly provided in the Indenture, the Trustee will have all of the duties and responsibilities specified under the Trust Indenture Act.

Notices
Any notices required to be given to the holders of the Senior Notes held in global form will be given to DTC in accordance with its applicable procedures.
Governing Law; Waiver of Jury Trial
The Senior Notes and the Indenture will be governed by the laws of the State of New York, without regard to the conflicts of laws principles thereof. The Indenture provides that we and the Trustee, and each holder of a Senior Note by its acceptance thereof, irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the Indenture or the Senior Notes, or any transaction contemplated thereby.
Book-Entry System
The Senior Notes will be issued as fully registered global notes which will be deposited with the Trustee, as custodian for DTC, in its corporate trust office, and registered, at the request of DTC, in the name of Cede & Co. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as participants in DTC. One or more fully registered certificates will be issued as global notes in the aggregate principal amounts of the applicable series of Senior Notes. Beneficial interests in the global notes must be held in minimum denominations of $1,000 or any amount in excess thereof which is an integral multiple of $1,000. Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.
Owners of beneficial interests in a global note will not be entitled to have the Senior Notes represented by such global note registered in their names and will not receive or be entitled to receive physical delivery of such Senior Notes in definitive form, except as provided below, and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC for such global note and, if such person is not a participant in DTC (as described below), on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. References in this prospectus to holders of the Senior Notes are to the registered holders and not to any owner of a beneficial interest in the Senior Notes. Senior Notes represented by a global note may be exchanged for notes in definitive, registered form if:
•
DTC notifies us in writing that it is no longer willing or able to act as a depositary for that global note and we do not appoint a successor depositary within 90 days after receiving that notice;

•
at any time DTC ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depositary within 90 days after becoming aware that DTC has ceased to be registered as a clearing agency; or

•
we, at our option, notify the Trustee in writing that we elect to cause the issuance of Senior Notes that are not global notes.

In such circumstances, upon surrender by DTC or a successor depositary of the global notes, Senior Notes in definitive form will be issued to each person that DTC or a successor depositary identifies as the beneficial owner of the related Senior Notes. Upon issuance of Senior Notes in definitive form, the Trustee is required to register these Senior Notes in the name of, and cause the same to be delivered to, this person or these persons (or the nominee thereof). These Senior Notes would be issued in fully registered form without coupons in minimum denominations of $1,000 or any amount in excess thereof which is an integral multiple of $1,000 and subsequently may not be exchanged by a holder for Senior Notes in denominations of less than $1,000.
We will make principal and interest payments on all Senior Notes represented by a global note to the Trustee which in turn will make payment to DTC or its nominee, as the case may be, as the sole registered owner of the Senior Notes represented by global notes. None of us, the Trustee or any agent of us or the Trustee will be responsible or liable for:

•
the records relating to, or payments made on account of, beneficial ownership interests in a global note; or

•
the maintenance, supervision or review of any records relating to the beneficial ownership interests in a global note.

We and the Trustee understand that it is DTC’s current practice to credit participants’ accounts on each payment date with payments of principal or interest in amounts proportionate to their respective beneficial interests in the principal amount represented in the global notes as shown on DTC’s records, upon DTC’s receipt of funds and corresponding detail information. Payments by participants to owners of beneficial interests in a global note will be governed by standing instructions and customary practices, as is the case with securities held for customer accounts registered in a “street name,” and will be the sole responsibility of those participants.
The Clearing System
We have obtained the following information under this heading “The Clearing System” from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.
DTC
DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.
Settlement
Investors in the Senior Notes will be required to make their initial payment for the Senior Notes in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of material U.S. federal income tax considerations relevant to the acquisition, ownership and disposition of the Senior Notes by U.S. Holders (as defined below) and Non-U.S. Holders (as defined below), but does not purport to be a complete analysis of all the potential tax consequences that may be relevant to a holder with respect to the acquisition, ownership and disposition of the Senior Notes. This summary is limited to the U.S. federal income tax considerations relevant to Senior Notes that were purchased by an initial holder at their original issue, at their “issue price,” defined as the first price at which a substantial portion of the Senior Notes were sold for cash (other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and that are held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address the U.S. federal income tax considerations relevant to subsequent purchasers of the Senior Notes. This summary assumes that the Senior Notes will be treated as debt for U.S. federal income tax purposes. This summary does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular holders in light of their circumstances or status, nor does it address specific tax consequences that may be relevant to particular holders (including, for example, financial institutions, broker-dealers, thrifts, real estate investment trusts, regulated investments companies, traders in securities that elect mark-to-market treatment, insurance companies, individual retirement accounts or qualified pension plans or investors in pass-through entities, including partnerships and Subchapter S corporations, U.S. expatriates, tax-exempt organizations, U.S. Holders that have a functional currency other than the U.S. dollar, persons subject to special tax accounting rules as a result of their use of applicable financial statements, or persons who hold Senior Notes as part of a straddle, hedge, conversion or other integrated financial transaction). In addition, this summary does not address U.S. federal alternative minimum, estate or gift tax considerations nor considerations arising under the tax laws of any state, local or foreign jurisdiction.
This summary is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations (the “Regulations”) promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.
We have not sought, and will not seek, any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions.
THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSIDERATIONS RELEVANT TO HOLDERS WITH RESPECT TO THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SENIOR NOTES. PROSPECTIVE PURCHASERS OF THE SENIOR NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAXATION AND OTHER TAX CONSIDERATIONS RELEVANT TO THEM OF ACQUIRING, OWNING AND DISPOSING OF THE SENIOR NOTES, AS WELL AS THE APPLICATION OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.
For purposes of the following summary, a “U.S. Holder” is a beneficial owner of Senior Notes that is, for U.S. federal income tax purposes:
•
an individual who is a citizen of the United States or a resident alien of the United States;

•
a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•
an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust, if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of its substantial decisions or if a valid election to be treated as a U.S. person is in effect with respect to such trust.

A “Non-U.S. Holder” is a beneficial owner of Senior Notes that is neither a U.S. Holder nor An entity or arrangement treated as a partnership (or other pass-through entity) for U.S. federal income tax purposes.

If an entity or an arrangement treated as a partnership (or other pass-through entity) for U.S. federal income tax purposes holds Senior Notes, the tax treatment of a partner in the partnership (or equity holder in such other pass-through entity) will generally depend upon the status of the partner (or equity holder) and the activities of the partnership (or other pass-through entity). Partnerships acquiring Senior Notes, and partners in such partnerships, should consult their own tax advisors.
U.S. Federal Income Taxation of U.S. Holders
Payment of Interest.   It is anticipated, and this discussion assumes, that the Senior Notes will not be treated as issued with original issue discount for U.S. federal income tax purposes. The Senior Notes bear interest at a fixed rate. Accordingly, stated interest on a Senior Note will be includible in a U.S. Holder’s gross income as ordinary income for U.S. federal income tax purposes at the time such interest is received or accrued, in accordance with the U.S. Holder’s regular method of accounting for such purposes.
Disposition of the Senior Notes.   Upon the redemption, sale, exchange or other taxable disposition of a Senior Note, a U.S. Holder generally will recognize taxable gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (i) the sum of all cash plus the fair value of all other property received on such disposition (except to the extent such cash or other property is attributable to accrued but unpaid interest which has not previously been included in income, which amount will be taxable as ordinary income) and (ii) such U.S. Holder’s adjusted tax basis in the Senior Note. A U.S. Holder’s adjusted tax basis in a Senior Note generally will equal the cost of the Senior Note to such U.S. Holder. Any gain or loss recognized on the disposition of a Senior Note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder’s holding period for the Senior Note is more than one year. Long-term capital gain recognized by a non-corporate U.S. Holder (such as an individual) generally is subject to tax at preferential rates. The deductibility of capital losses is subject to significant limitations.
Backup Withholding and Information Reporting.   U.S. Holders of Senior Notes, except for certain exempt recipients, will generally be subject to information reporting and backup withholding (currently at a rate of 24%) on payments of interest, principal and gross proceeds from a disposition of Senior Notes. However, backup withholding generally applies only if the U.S. Holder:
•
fails to furnish or furnishes an incorrect social security or other taxpayer identification number within a reasonable time after a request for such information;

•
fails to report interest properly; or

•
fails, under certain circumstances, to provide a properly completed IRS Form W-9 (or a suitable substitute or successor form or such other form as the IRS may prescribe), signed under penalties of perjury, certifying that the taxpayer identification number provided is its correct number and that the U.S. Holder is not subject to backup withholding.

Backup withholding is not an additional tax. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided such holder timely furnishes the required information to the IRS. Prospective purchasers should consult their own tax advisors as to their qualification for an exemption from backup withholding and the procedure for obtaining an exemption. We cannot refund amounts once withheld.
We will furnish annually to the IRS, and to record holders of the Senior Notes to whom we are required to furnish such information, information relating to the amount of interest paid and the amount of backup withholding, if any, with respect to payments on the Senior Notes.
Net Investment Income Tax.   A tax of 3.8% (the “Net Investment Income Tax”) is imposed on the “net investment income” of certain U.S. citizens and resident aliens, and on the undistributed “net investment income” of certain U.S. trusts and estates. Among other items, “net investment income” generally includes gross income from interest and net gain from the disposition of certain property, including Senior Notes, less certain related deductions.

Prospective purchasers of the Senior Notes should consult an independent tax advisor regarding the possible implications of the Net Investment Income Tax on their particular circumstances.
U.S. Federal Income Taxation of Non-U.S. Holders
Payment of Interest.   Subject to the summary of backup withholding and FATCA below, payments of stated interest on a Senior Note to any Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax provided we or the person otherwise responsible for withholding U.S. federal income tax from payments on the Senior Notes receives a required certification from the Non-U.S. Holder and the holder is not:
•
an actual or constructive owner of 10% or more of the total combined voting power of all our voting stock;

•
a controlled foreign corporation related, actually or constructively, to us through stock ownership;

•
a bank whose receipt of interest on the Senior Notes is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; or

•
receiving such interest payments as income effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States.

In order to satisfy the certification requirement, the Non-U.S. Holder must provide a properly completed IRS Form W-8BEN or Form W-8BEN-E, as appropriate (or substitute Form W-8BEN or Form W-8BEN-E or the appropriate successor form of either), under penalties of perjury that provides the Non-U.S. Holder’s name and address and certifies that the Non-U.S. Holder is not a U.S. person. Alternatively, in the case where a security clearing organization, bank, or other financial institution holds the Senior Notes in the ordinary course of its trade or business on behalf of the Non-U.S. Holder, certification requires that we or the person who otherwise would be required to withhold U.S. federal income tax receive from the financial institution a certification under penalties of perjury that a properly completed Form W-8BEN or Form W-8BEN-E, as appropriate (or substitute Form W-8BEN or Form W-8BEN-E or the appropriate successor form for either), has been received by it from the Non-U.S. Holder, and a copy of such form is furnished to us or the person who otherwise would be required to withhold U.S. federal income tax.
A Non-U.S. Holder that does not qualify for exemption from withholding under the preceding paragraphs generally will be subject to withholding of U.S. federal income tax, currently at the rate of 30%, or a lower applicable treaty rate, on payments of interest on the Senior Notes that are not effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States.
If the payments of interest on a Senior Note are effectively connected with the conduct by a Non-U.S. Holder of a trade or business in the United States (and, if an income tax treaty applies, is attributable to a permanent establishment or a fixed base maintained by the Non-U.S. Holder in the United States), such payments will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally. If the Non-U.S. Holder is a corporation for U.S. federal income tax purposes, such payments also may be subject to a 30% branch profits tax. If payments are subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding two sentences, such payments will not be subject to U.S. withholding tax so long as the holder provides us, or the person who otherwise would be required to withhold U.S. federal income tax, with the appropriate certification.
In order to claim a tax treaty benefit or exemption from withholding with respect to income that is effectively connected with the conduct of a trade or business in the United States by a Non-U.S. Holder, the Non-U.S. Holder must provide a properly executed Form W-8BEN, Form W-8BEN-E or Form W-8ECI (or a suitable substitute or successor form or such other form as the IRS may prescribe). Under the Regulations, a Non-U.S. Holder may under certain circumstances be required to obtain a U.S. taxpayer identification number and make certain certifications to us.
Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties, which may provide for a lower rate of withholding tax, exemption from or reduction of branch profits tax or other rules different from those described above.

Disposition of the Senior Notes.   Subject to the discussion of backup withholding below, a Non-U.S. Holder will generally not be subject to U.S. federal income tax or withholding tax on any gain or income realized by a Non-U.S. Holder upon the sale, exchange, redemption or other taxable disposition of a Senior Note (except with respect to accrued but unpaid interest, which will be treated as described above under “— U.S. Federal Income Taxation of Non-U.S. Holders — Payment of Interest”) unless:
•
the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met, or

•
such gain or income is effectively connected with a U.S. trade or business of such Non-U.S. Holder (and, if required by an applicable treaty, is attributable to a U.S. permanent establishment or fixed base maintained by such Non-U.S. Holder).

Proceeds from the disposition of a Senior Note that are attributable to accrued but unpaid interest generally will be subject to, or exempt from, tax to the same extent as described above with respect to payments of interest.
Backup Withholding and Information Reporting.   U.S. backup withholding tax will not apply to payments of interest on a Senior Note or proceeds from the sale or other disposition of a Senior Note payable to a Non-U.S. Holder if the certification described in “— U.S. Federal Income Taxation of Non-U.S. Holders — Payment of Interest” is duly provided by such Non-U.S. Holder or the Non-U.S. Holder otherwise establishes an exemption, provided that the payor does not have actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any claimed exemption are not satisfied. Certain information reporting may still apply to interest payments even if an exemption from backup withholding is established. Copies of any information returns reporting interest payments and any withholding may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding tax rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder’s U.S. federal income tax liability, provided that the requisite procedures are followed.
Non-U.S. Holders should consult their own tax advisors regarding their particular circumstances and the availability of and procedure for establishing an exemption from backup withholding.
FATCA.   The Foreign Account Tax Compliance Act and the Regulations promulgated thereunder (“FATCA”) impose a gross-basis U.S. federal withholding tax at a rate of 30% on interest payments of interest-bearing obligations, including the Senior Notes, paid to certain non-U.S. financial institutions, investment funds, and certain other non-U.S. non-financial entities if certain disclosure requirements related to direct and indirect U.S. shareholders and/or U.S. accountholders are not satisfied. While withholding under FATCA would have applied also to payments of gross proceeds from the taxable disposition (including a retirement or redemption) of a Senior Note, proposed Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Regulations until final Regulations are issued.
Prospective investors are encouraged to consult their tax advisors regarding the implications of FATCA on their investment in the Senior Notes.

CERTAIN ERISA CONSIDERATIONS
The Senior Notes may be generally acquired by employee benefit plans and arrangements, subject to the terms and conditions summarized below. The following is a summary of certain considerations associated with the acquisition of the Senior Notes by (i) employee benefit plans subject to Part 4 of Subtitle B of Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended, or ERISA, (ii) plans, individual retirement accounts and other arrangements subject to Section 4975 of the Internal Revenue Code of 1984, as amended, or the Code, (iii) plans subject to federal, state, local, non-U.S. or other laws or regulations that are similar to Title I of ERISA or Section 4975 of the Code, or Similar Law, and (iv) entities whose underlying assets are considered to include “plan assets” of such employee benefit plans, plans or arrangements. Each of these plans, individual retirement accounts and arrangements are referred to in this summary as a “plan.” This summary is general in nature and does not address every issue pertaining to ERISA that may be applicable to us, the Senior Notes or a particular investor. Accordingly, each prospective investor should consult with his, her or its own counsel in order to understand the issues related to ERISA, Section 4975 of the Code or any Similar Law that affect or may affect the investor with respect to this investment. Each fiduciary of a plan should consider the fiduciary standards of ERISA or any applicable Similar Law in the context of the plan’s particular circumstances before authorizing an investment in the Senior Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA or any applicable Similar Law and would be consistent with the documents and instruments governing the plan.
Section 406 of ERISA and Section 4975 of the Code prohibit plans subject to such provisions, or ERISA plans, from engaging in certain transactions involving “plan assets” with persons that are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code with respect to the plans. A violation of these “prohibited transaction” rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption. As a general rule, employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA that have not made an election under Section 410(d) of the Code) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code, but may be subject to Similar Law.
Prohibited transactions within the meaning of Section 406 of ERISA or Section 4975 of the Code could arise if the Senior Notes were acquired by a plan with respect to which we or any of our affiliates or any underwriter is a party in interest or a disqualified person. For example, if we or any underwriter is party in interest or disqualified person with respect to an investing plan (either directly or, in our case, by reason of our ownership of our subsidiaries), the acquisition of any Senior Notes by a plan could result in a sale or exchange prohibited by Section 406(a)(1)(A) of ERISA and Section 4975(c)(1)(A) of the Code and/or an extension of credit prohibited by Section 406(a)(1)(B) of ERISA and Section 4975(c)(1)(B) of the Code, unless exemptive relief were available under an applicable exemption (see below).
The U.S. Department of Labor has issued prohibited transaction class exemptions, or PTCEs, that may provide exemptive relief for direct or indirect prohibited transactions resulting from the acquisition, holding or disposition of the Senior Notes. Those class exemptions include:
•
PTCE 96-23 for certain transactions determined by in-house asset managers;

•
PTCE 95-60 for certain transactions involving insurance company general accounts;

•
PTCE 91-38 for certain transactions involving bank collective investment funds;

•
PTCE 90-1 for certain transactions involving insurance company pooled separate accounts; and

•
PTCE 84-14 for certain transactions determined by independent qualified professional asset managers.

In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide an exemption for transactions between a plan and a party in interest or disqualified person, provided that the party in interest or disqualified person is not a fiduciary (or an affiliate) who has or exercises any discretionary authority or control with respect to the investment of the plan assets involved in the transaction or renders investment advice with respect to those assets, and is a party in interest or disqualified person solely by reason of being a service provider to the plan (or its relationship to the service provider), and provided, further that the plan receives no less, nor pays more, than adequate consideration in connection with the transaction. No assurance can be made that all of the conditions of any of these or any other exemptions will be satisfied.
Because of the possibility that direct or indirect prohibited transactions or violations of Similar Law could occur as a result of the acquisition, holding or disposition of the Senior Notes by a plan, the Senior Notes may not be acquired by any plan, or any person investing the assets of any plan, unless its acquisition, holding and disposition of the Senior Notes will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any Similar Law. Any purchaser or holder of the Senior Notes or any interest in the Senior Notes will be deemed to have represented by its acquisition and holding of the Senior Notes that either:
•
it is not a plan and is not purchasing the Senior Notes or interest in the Senior Notes on behalf of or with the assets of any plan; or

•
its acquisition, holding and disposition of the Senior Notes or interest in the Senior Notes will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any Similar Law.

Due to the complexity of these rules and the penalties imposed upon persons involved in non-exempt prohibited transactions, it is important that any person considering the acquisition of the Senior Notes on behalf of or with the assets of any plan consult with its counsel regarding the consequences under ERISA, Section 4975 of the Code and any applicable Similar Law of the acquisition, ownership and disposition of the Senior Notes, whether any exemption would be applicable, and whether all conditions of such exemption have been satisfied such that the acquisition and holding of the Senior Notes by the plan are entitled to full exemptive relief thereunder. Nothing herein shall be construed as, and the sale of the Senior Notes to a plan is in no respect, a representation by us or the underwriter that any investment in the Senior Notes would meet any or all of the relevant legal requirements with respect to investment by, or is appropriate for, plans generally or any particular plan.

UNDERWRITING
Piper Sandler & Co., referred to as Piper Sandler, is acting as representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated         , 2025, each underwriter named below has severally agreed to purchase from us, and we have agreed to sell to such underwriter, the principal amount of Senior Notes set forth opposite that underwriter’s name:
Underwriter	Principal Amount
Piper Sandler & Co.	$
Raymond James & Associates, Inc.	$
$
Total	$
The underwriting agreement provides that the obligations of the underwriters to purchase the Senior Notes included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions, including the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters are obligated to purchase all of the Senior Notes if they purchase any of the Senior Notes.
Piper Sandler, as representative of the underwriters, has advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.
Discounts
The following table shows the per Senior Note and total underwriting discounts we will pay the underwriters.
Per Senior Note	%
Total	$
The underwriters propose to offer the Senior Notes directly to the public initially at the public offering price set forth on the cover page of this prospectus, plus accrued interest, if any, from, 2025 to the date of delivery of the Senior Notes, and to certain dealers at a concession not to exceed     % of the principal amount of the Senior Notes. After the initial offering of the Senior Notes to the public, the public offering price and other selling terms may be changed by the underwriters.
Certain expenses associated with the offer and the sale of the Senior Notes, exclusive of the underwriting discount, are estimated to be approximately $          and will be paid by us. We have agreed to reimburse the representative of the underwriters for its reasonable out-of-pocket expenses incurred in connection with the transactions, including its legal fees and expenses, marketing, syndication and travel expenses.
Indemnification
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.
No Public Trading Market
The Senior Notes consist of a new issue of securities with no established trading market. In addition, we have not applied and do not intend to apply to list the Senior Notes on any securities exchange or to have the Senior Notes quoted on a quotation system. The underwriters have advised us that they intend to make a market in the Senior Notes after the initial offering, although they are under no obligation to do so. The underwriters may discontinue any market-making activities at any time without notice. Accordingly, we can give no assurance as to development, maintenance or liquidity of any trading market for the Senior Notes. If an active trading market for the Senior Notes is not maintained, the market price and liquidity of the Senior Notes may be adversely affected.

Price Stabilization, Short Positions
In connection with the offering, Piper Sandler, as representative of the underwriters, may purchase and sell Senior Notes in the open market. These transactions may include overallotment, covering transactions and stabilizing transactions, which may have the effect of stabilizing or maintaining the market price of the notes at a level above that which might otherwise prevail in the open market. Overallotment involves sales of Senior Notes in excess of the aggregate principal amount of Senior Notes to be purchased by the underwriters in the offering, which creates a short position for the underwriters. Covering transactions involve purchases of the Senior Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of Senior Notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.
The underwriters may also impose a penalty bid. This occurs when a particular syndicate member repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased notes sold by or for the account of such syndicate member in stabilizing or short covering transactions, permitting the underwriters to reclaim the selling concession from such syndicate member.
Any of these activities may cause the price of the Senior Notes to be higher than the price that otherwise would exist in the open market in the absence of such activities. These activities may be affected in the over-the-counter market or otherwise. The underwriters are not obligated to engage in these activities and, if commenced, may be discontinued at any time without any notice relating thereto.
Other Relationships
Certain of the underwriters and their affiliates have provided in the past and may provide certain commercial banking, financial advisory, investment banking and other services to us or our affiliates from time to time in the ordinary course of their respective businesses, and they have received or will be entitled to receive separate compensation for such services. In particular, the underwriters or their affiliates may execute transactions with us, on behalf of us or our affiliates. In addition, after the offering period for the sale of the Senior Notes, the underwriters or their affiliates may act as arrangers, underwriters or placement agents for companies whose securities are sold to or whose loans are syndicated to us or our affiliates.
The underwriters or their affiliates may also trade in our securities or other financial instruments related thereto for their own accounts or for the account of others and may extend loans or financing directly or through derivative transactions to us or our affiliates.
After the date of this prospectus, the underwriters and their affiliates may from time to time obtain information regarding our subsidiaries or us that may not be available to the general public. Any such information is obtained by the underwriters and their affiliates in the ordinary course of their respective businesses and not in connection with the offering of the Senior Notes. In addition, the underwriters or their affiliates may develop analyses or opinions related to us and may engage in competitive activities. There is no obligation on behalf of these parties to disclose their respective analyses, opinions or purchase and sale activities regarding us to our noteholders or any other persons.
In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
The principal business address of the representative for the underwriters is Piper Sandler & Co., 1251 Avenue of the Americas, 6th Floor, New York, NY 10020.

Alternative Settlement Cycle
It is expected that delivery of the Senior Notes will be made against payment therefor on or about            , 2025, which is the      business day following the date of this Prospectus (such settlement cycle being referred to as “T+   ”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Senior Notes on any date prior to one business day before delivery thereof will be required, by virtue of the fact that the Senior Notes initially will settle in T+      , to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Senior Notes who wish to trade their Senior Notes prior to one business day before delivery hereunder should consult their own advisors.
Other Jurisdictions
Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the Senior Notes offered by this prospectus in any jurisdiction where action for that purpose is required. The Senior Notes offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such notes be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restriction relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy the Senior Notes offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS
Certain legal matters in connection with this offering will be passed on for us by Morgan, Lewis & Bockius LLP. Legal matters in connection with this offering will be passed upon for the underwriters by Alston & Bird LLP.
EXPERTS
The consolidated financial statements of The Bancorp Inc. as of and for the year ended December 31, 2024, incorporated herein by reference to the Annual Report on Form 10-K/A for the year ended December 31, 2024 have been so incorporated in reliance upon the report of Crowe LLP, independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.
The audited consolidated financial statements of The Bancorp Inc. as of and for the years ended December 31, 2023 and December 31, 2022 incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and the securities offered hereby, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and in each instance we refer you to the copy of such contract or other document filed as an exhibit to the registration statement.
We are required to file periodic reports, proxy statements and other information with the SEC pursuant to the Exchange Act. Our SEC filings are available through the SEC’s website on the internet at http://www.sec.gov. We also maintain a website at www.thebancorp.com where our periodic and current reports filed or furnished pursuant to Section 13 or 15(d) of the Exchange Act can be obtained free of charge. The information on the Company’s website is not part of nor is it incorporated by reference into this prospectus.
INCORPORATION OF DOCUMENTS BY REFERENCE
The SEC’s rules allow us to “incorporate by reference” into this prospectus the information we file with it. This means that we can disclose important information to you by referring you to those documents. Any information that we incorporate by reference is considered to be part of this prospectus. We incorporate by reference into this prospectus the following documents:
•
Our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2024, filed with the SEC on April 7, 2025;

•
our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 8, 2025;

•
our Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, filed with the SEC on August 8, 2025;

•
the portions of our definitive proxy statement on Schedule 14A, filed with the SEC on April 10, 2025, that are incorporated by reference in our Annual Report on Form 10-K/A for the year ended December 31, 2024; and

•
our Current Reports on Form 8-K filed with the SEC on December 26, 2024 (as amended by the Current Reports on Form 8-K/A on March 26, 2025, May 1, 2025, May 30, 2025 and June 30,

2025), January 2, 2025, March 4, 2025 (as amended by the Current Report on Form 8-K/A filed with the SEC on March 10, 2025), March 27, 2025, April 3, 2025, May 29, 2025, July 7, 2025 and July 14, 2025.
Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have “furnished” to the SEC pursuant to the Securities Exchange Act of 1934, as amended, shall be incorporated by reference into this prospectus. We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference in this prospectus (other than exhibits to those documents unless they are specifically incorporated by reference in those documents). Requests should be directed to:
The Bancorp, Inc.
409 Silverside Road
Wilmington, DE 19809
(302) 385-5000
Attn: Secretary

$200,000,000    % Senior Notes due 2030

PROSPECTUS

Joint Book Running Managers
Piper Sandler	Raymond James
Co-Manager
           , 2025

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 13.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts, except the registration fee, are estimated):
SEC registration fee	$30,620
FINRA filing fee	—
Accounting fees and expenses	$250,000
Legal fees and expenses	$600,000
Miscellaneous Expenses	$150,000
TOTAL	$1,030,620
ITEM 14.   INDEMNIFICATION OF DIRECTORS AND OFFICERS
The registrant is a Delaware corporation. Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, provided that such director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.
This power to indemnify applies to actions or suits brought by or in the right of the corporation to procure a judgment in its favor as well, but only to the extent of expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.
Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

The registrant’s Bylaws provide for indemnification of directors and officers of the registrant to the full extent permitted by applicable law. In accordance with the DGCL the registrant’s Certificate of Incorporation contains a provision to limit the personal liability of the directors of the registrant for violations of their fiduciary duty. This provision eliminates each director’s liability to the registrant or its stockholders for monetary damages except (i) for breach of the director’s duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions or (iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty.
The registrant maintains directors’ and officers’ liability insurance against any actual or alleged error, misstatement, misleading statement, act, omission, neglect or breach of duty by any director or officer of itself or any direct or indirect subsidiary, excluding certain matters including fraudulent, dishonest or criminal acts or self-dealing.
The foregoing summaries are necessarily subject to the complete texts of Section 145 of the DGCL, the registrant’s Certificate of Incorporation, as amended, and the registrant’s Bylaws, as amended, referred to above and are qualified in their entirety by reference thereto.
ITEM 15.   RECENT SALES OF UNREGISTERED SECURITIES
None.
ITEM 16.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
(a)   Exhibits.
Exhibit Number	Description of Documents
1.1*	Form of Underwriting Agreement
3.1.1	Certificate of Incorporation filed July 20, 1999, amended July 27, 1999, amended June 7, 2001, and amended October 8, 2002 (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-4 filed July 15, 2004)
3.1.2	Amendment to Certificate of Incorporation filed July 30, 2009 (incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q filed November 9, 2016)
3.1.3	Amendment to Certificate of Incorporation filed May 18, 2016 (incorporated by reference to Exhibit 3.3 to the Company’s Quarterly Report on Form 10-Q filed November 9, 2016)
3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K filed February 29, 2024)
4.1	Indenture, dated as of August 13, 2020, by and between the Company and Wilmington Trust, National Association, as Trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed August 13, 2020)
4.2	First Supplemental Indenture, dated as of August 13, 2020, by and between the Company and Wilmington Trust, National Association, as Trustee (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed August 13, 2020)
4.3*	Form of Second Supplemental Indenture (including Form of Note attached thereto)
5.1*	Opinion of Morgan, Lewis & Bockius LLP
10.1.1†	The Bancorp, Inc. 2018 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K/A filed May 17, 2018)
10.1.2†	First Amendment to The Bancorp, Inc. 2018 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K/A filed May 17, 2018)
10.2†	The Bancorp, Inc. 2024 Equity Incentive Plan (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed on April 8, 2024)

Exhibit Number	Description of Documents
10.3†	Form of Restricted Stock Unit Award Agreement (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K/A filed May 17, 2018)
10.4	Form of Restricted Stock Unit Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Form S-8 filed on May 30, 2024
10.5†	The Bancorp, Inc. 2020 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed May 14, 2020)
10.6†	Form of Non-Qualified Stock Option Award (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed May 14, 2020)
10.7†	Form of Non-Qualified Stock Option Award (non-employee directors) (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed May 14, 2020)
10.8†	Form of Restricted Stock Award (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed May 14, 2020)
10.9†	Retirement Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed April 3, 2025)
16.1	Letter from Grant Thornton LLP to the Securities and Exchange Commission dated March 8, 2024 (incorporated by reference to Exhibit 16.1 to the Company’s Current Report on Form 8-K filed March 8, 2024)
21.1	Subsidiaries of The Bancorp, Inc. (incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K filed February 29, 2024)
23.1*	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)
23.2*	Consent of Crowe LLP
23.3*	Consent of Grant Thornton LLP
24.1*	Power of Attorney (included in the signature page hereof)
25.1*	Form T-1 Statement of Eligibility under Trust Indenture Act of 1939, as amended, of Trustee
107*	Filing Fee Table

†
Denotes a management contract or compensatory plan, contract or arrangement.

*
Filed herewith.

(b)   Financial Statement Schedules.
All financial statement schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.
ITEM 17.   UNDERTAKINGS
The undersigned registrant hereby undertakes that:
(a)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(b)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Delaware, on August 8, 2025.
THE BANCORP, INC.
By:
/s/ Martin Egan

Martin Egan
Interim Chief Financial Officer
POWER OF ATTORNEY
The undersigned directors and officers of The Bancorp, Inc. hereby constitute and appoint Damian M. Kozlowski and Martin Egan, and each or any one of them, as the individual’s true and lawful attorney in fact and agent, with full power of substitution and resubstitution, for the person and in his name, place and stead, in any and all capacities, to sign this registration statement and any or all amendments, including post effective amendments to this registration statement, including a prospectus or an amended prospectus therein and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorney in fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney in fact as agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereto.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Name	Title	Date
/s/ Damian M. Kozlowski Damian M. Kozlowski	Chief Executive Officer, President and Director (principal executive officer)	August 8, 2025
/s/ Martin Egan Martin Egan	Interim Chief Financial Officer and Chief Accounting Officer (principal financial officer and principal accounting officer)	August 8, 2025
/s/ Dwayne L. Allen Dwayne L. Allen	Director	August 8, 2025
/s/ Todd J. Brockman Todd J. Brockman	Director	August 8, 2025
/s/ Matthew Cohn Matthew Cohn	Director	August 8, 2025

Name	Title	Date
/s/ Cheryl D. Creuzot Cheryl D. Creuzot	Director	August 8, 2025
/s/ Hersh Kozlov Hersh Kozlov	Director	August 8, 2025
/s/ William H. Lamb William H. Lamb	Director	August 8, 2025
/s/ James J. McEntee, III James J. McEntee, III	Director	August 8, 2025
/s/ Stephanie B. Mudick Stephanie B. Mudick	Director	August 8, 2025
/s/ Mark Tryniski Mark Tryniski	Director	August 8, 2025